                     COVER

                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                            FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                              Commission File Number       1-6075
                                                      -----------------------

                   Union Pacific Corporation
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     (Exact name of registrant as specified in its charter)


Martin Tower, Eighth and Eaton Avenues, Bethlehem, Pennsylvania 18018
                               (610) 861-3200
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


              4-3/4 % Convertible Debentures Due 1999
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    (Title of each class of securities covered by this Form)


See Exhibit 99 attached hereto and incorporated by reference herein
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(Title of all other classes of securities for which a duty to file reports under Sections 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a) (1) (i)  [X]       Rule 12h-3(b) (1) (i)  [X]
          Rule 12g-4(a) (1) (ii) [ ]       Rule 12h-3(b) (1) (ii) [ ]
          Rule 12g-4(a) (2) (i)  [ ]       Rule 12h-3(b) (2) (i)  [ ]
          Rule 12g-4(a) (2) (ii) [ ]       Rule 12h-3(b) (2) (ii) [ ]
                                           Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice
date:     0
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Pursuant to the requirements of the Securities Exchange Act of 1934, Union
Pacific Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                           UNION PACIFIC CORPORATION


Date:   December 3, 1996      By:  /s/ Carl W. von Bernuth
      --------------------        --------------------------
                                  Carl W. von Bernuth
                                  Senior Vice President and General Counsel

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.